Exhibit 99.1

Skyline Medical Reports 2016 Fourth Quarter and Full Year Financial Results and Provides Business Update

Conference call begins today at 4:30 p.m. Eastern time

MINNEAPOLIS, March 15, 2017 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), developer of the innovative STREAMWAY® waste fluid disposal system for medical applications, reports financial results for the three and 12 months ended December 31, 2016 and provides a business update.

Highlights of the fourth quarter of 2016 and recent weeks include:

  Awarded a contract to sell the STREAMWAY System to customers of Vizient, Inc., the largest member-driven health care performance improvement company in the country
  Received Vizient’s Innovative Technology designation that the STREAMWAY System offers unique and incremental benefits over other products available on the market today
  Added four regional sales managers
  Refined the STREAMWAY sales and marketing focus on the radiology marketplace, particularly on paracentesis and thoracentesis procedures
  Further migrated STREAMWAY marketing to a highly efficient electronic and digital strategy
  Sold four STREAMWAY Systems during the fourth quarter, bringing the total number of units installed to 100
  Received Health Canada medical device license to market and sell the STREAMWAY System in that country
  Recorded the first sale of a STREAMWAY System in Canada
  Raised more than $6.0 million during the fourth quarter and recent weeks
  Appointed Dr. Carl Schwartz as chief executive officer
  Secured shareholder approval for an increase in the number of authorized shares to 24 million
  Received notice from The Nasdaq Stock Market that the Company is in full compliance with all requirements for its stock’s continued listing on The Nasdaq Capital Market

Management Commentary

“Skyline management and staff worked tirelessly during 2016 to set a viable business strategy and build a strong foundation for growth in 2017 and beyond.  I am delighted to report we are starting to see the positive results of our efforts, including the purchase by a top-ranked U.S. hospital of its fourth and fifth STREAMWAY Systems for its headquarters location during the fourth quarter,” said Dr. Schwartz. “We are grateful to our shareholders for voting affirmatively for some very difficult initiatives – a reverse stock split and two increases in authorized shares – that permitted us to raise growth capital while maintaining our Nasdaq listing.  These were vital actions to ensure Skyline’s viability and allow us to continue bringing the innovative and exceptional STREAMWAY System to patients and clinicians.

“We expect to resume revenue growth in 2017 as we increase the size of our direct sales organization.  Our customer-acquisition activities are focused on radiology suites and include a heightened presence at radiology conferences.  As a result of these efforts, we are seeing a dramatic increase in the number of institutions seeking to trial the STREAMWAY System, which bodes very well for future sales.  Earlier this month we exhibited at the AHRA Association for Medical Imaging Management Spring Conference and garnered many excellent sales leads,” added Dr. Schwartz.  “Securing both the contract with Vizient and its Innovative Technology award are watershed events for Skyline.  The contract provides new avenues to reach member organizations as potential customers for STREAMWAY, and we are working with Vizient to finalize marketing materials. As a matter of perspective, we have been informed there are only 63 active Innovative Technology Contracts, and only one in four requests for contracts reaches agreement status, so we feel especially honored.”

The Company provides an update on various sales and regulatory initiatives and agreements, as follows:

  Domestic sales.  We currently have an in-house dedicated U.S. sales group of five individuals, and affirm plans to add 25 to 30 commission-only independent reps by the end of the year.
  Marketing and sales in Canada.  Following Health Canada approval of STREAMWAY in November 2016, and upon further review of our strategy there, we have determined that direct sales via company and independent sales representatives will maximize the uptake of STREAMWAY.  We expect this approach will result in better control over the process, more trialing, faster sales decisions and improved economics to Skyline versus a distributor model. Canada represents a large market with approximately 10,000 operating rooms in approximately 1,500 hospitals across 13 provinces.
  CE Mark.  In late 2016 we contracted with TUV (a nationally recognized testing laboratory, or NRTL) to certify our STREAMWAY System to the new 60601-1 3rd Edition to conform to the European Union’s Medical Devices Directive.  This certification will be part of a technical file that will be submitted to our Notified Body (BSI) for recommendation for our CE Mark, which will allow us to sell STREAMWAY in European Union member states and certain other countries.  We expect this process to be completed in the next several weeks.
  GLG Pharma.  Our distribution arrangements with GLG Pharma for the UK, Poland and Central Europe are in place and rollout of the STREAMWAY System in those geographies is awaiting receipt of the CE Mark.  The diagnostic product we envisioned developing with GLG Pharma for use in conjunction with STREAMWAY is in the research and feasibility phase.
  Electronic On-Ramp (EOR) - negotiations are ongoing.
  Munro Enterprises agreement.  Munro Enterprises, an Economically-Disadvantaged, Woman-Owned Small Business (EDWOSB), is working to distribute the STREAMWAY System to the U.S. federal government including U.S. Department of Veterans Affairs, U.S. Department of Defense and U.S. Health and Human Services facilities.  In its capacity as an EDWOSB, Munro is afforded special consideration to sell to these agencies.

Financial Results

Revenue for the fourth quarter of 2016 was $139,563 compared with $183,276 for the fourth quarter of 2015.  Revenue was derived from the sale of four STREAMWAY Systems and disposable products during each of these periods.

Gross profit for the fourth quarter of 2016 was $107,074 or 76.7% of revenue, compared with $78,601 or 69.3% of revenue for the same period in 2015.

Net loss available to common shareholders for the fourth quarter of 2016 was $732,772 or $0.16 per share, compared with a net loss available to common shareholders for the fourth quarter of 2015 of $2,263,006 or $10.87 per share. Weighted average shares used in calculation of loss per common share was 4,529,978 shares in the 2016 quarter and 208,257 shares in the 2015 quarter.

For 2016 revenue was $456,000, compared with $654,000 in 2015.  Revenue in 2016 included the sale of four STREAMWAY systems and disposable supplies, and in 2015 included the sale of 20 STREAMWAY Systems and disposable supplies. Revenue declined in 2016 due to an insufficient sales force and limited brand awareness. The Company spent the first half of 2016 repositioning itself with its customer base and ensuring that its units were all the latest iteration.

Gross profit for 2016 was $274,875 or 60.2% of revenue, compared with $350,372 or 53.5% of revenue for 2015.  In 2015 the Company absorbed the cost of upgrading or replacing earlier generation systems, which increased its cost of goods sold relevant to actual margin on new units sold.  In 2016 the Company completed those upgrades, which still reduced its margins but not as significantly.  Skyline expects 2017 to normalize to a higher gross profit margin.

Net loss available to common shareholders for 2016 was $6,526,014 or $2.31 per share, compared with a net loss available to common shareholders for 2015 of $4,790,530 or $30.86 per share.  Weighted average shares used in the calculation of loss per share was 2,823,345 shares for 2016 and 155,233 shares for 2015.

The Company had cash, cash equivalents and marketable securities of $2,148,419 as of December 31, 2016, compared with $4,856,232 as of December 31, 2015.  Subsequent to the close of the year, the Company raised gross proceeds of $4,295,812 in an underwritten public offering of stock and warrants.

Conference Call

Skyline Medical management will host a conference call beginning at 4:30 p.m. Eastern time today to discuss fourth quarter financial results, expectations for 2017 and to answer questions.

To access the conference call, please dial 844-666-7589 from within the U.S. or 443-961-0433 from outside the U.S. All listeners should provide passcode 86034782.

Following the conclusion of the conference call, a telephone replay will be available through March 21, 2017 and can be accessed by dialing 855-859-2056 from within the U.S. or 404-537-3406 from outside the U.S.  All listeners should provide passcode 86034782.

About the STREAMWAY System

Skyline's revolutionary, FDA-cleared STREAMWAY system is the first true direct-to-drain fluid disposal system designed specifically for medical applications, such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids.  As of December 31, 2016, Skyline Medical customers have installed 100 STREAMWAY systems in 50 facilities across 19 states.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S.  For a demonstration please visit www.skylinemedical.com or call 855-785-8855.

About Skyline Medical
Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

SKYLINE MEDICAL INC. BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash & cash equivalents	$1,764,090	$4,856,232
Certificates of deposit	100,000	-
Marketable securities	284,329	-
Accounts Receivable	38,919	38,283
Inventories	272,208	231,740
Prepaid Expense and other assets	148,637	271,579
Total Current Assets	2,608,183	5,397,834

Fixed Assets, net	101,496	139,598
Intangibles, net	97,867	94,987

Total Assets	$2,807,546	$5,632,419

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$220,112	$650,413
Accrued Expenses	1,346,105	864,295
Deferred Revenue	7,998	5,000
Total Current Liabilities	1,574,215	1,519,708

Accrued Expenses	309,649	-
Total Liabilities	1,883,864	1,519,708
Commitments and Contingencies	-	-
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 1,895,010 outstanding	792	18,950
Common Stock, $.01 par value, 24,000,000 authorized, 4,564,428 and 208,258 outstanding	45,644	2,080
Additional paid-in capital	47,894,196	44,584,118
Accumulated deficit	(47,018,451)	(40,492,437)
Accumulated Other Comprehensive Income	1,501	-
Total Stockholders' Equity	923,682	4,112,711

Total Liabilities and Stockholders' Equity	$2,807,546	$5,632,419

SKYLINE MEDICAL INC. STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Year Ended December 31,
	2016	2015
Revenue	$456,495	$654,354

Cost of goods sold	181,620	303,982

Gross margin	274,875	350,372

General and administrative expense	5,174,799	3,399,339

Operations expense	1,158,117	846,687

Sales and marketing expense	467,970	503,989

Interest expense	3	390,887

Total Expense	6,800,889	5,140,902

Net loss available to common shareholders	(6,526,014)	(4,790,530)

Other comprehensive income
Unrealized gain (loss) from marketable securities	1,501	-

Comprehensive loss	$(6,524,513)	$(4,790,530)

Loss per common share - basic and diluted	$(2.31)	$(30.86)

Weighted average shares used in computation - basic and diluted	2,823,345	155,233

Contacts:
LHA
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777
  or
Bruce Voss
bvoss@lhai.com
310-691-7100